FOR IMMEDIATE RELEASE

CPI AEROSTRUCTURES ANNOUNCES 2013 FIRST QUARTER RESULTS

Edgewood, NY – May 7, 2013– CPI Aerostructures, Inc. (“CPI Aero®”) (NYSE MKT: CVU) today announced financial results for the 2013 first quarter ended March 31, 2013.

First Quarter 2013 vs. First Quarter 2012*
•	Revenue increased to $19,927,433 as compared to $19,721,095;
•	Gross margin was 22.3% as compared to 25.2%;
•	Pre-tax income decreased to $2,421,276 as compared to $2,710,320; and,
•	Net income decreased to $1,671,276, or $0.20 per diluted share as compared to $1,919,320, or $0.27 per diluted share.

* Diluted earnings per share for 2013 first quarter were calculated on 17% more shares outstanding than in the prior year period due to the Company’s 1.2 million share public offering completed in July 2012.

Edward J. Fred, CPI Aero’s President & CEO, stated, “First quarter 2013 results were in line with our expectations.  First quarter revenue generated from government subcontracts increased by 14% to approximately $14.1 million and revenue generated from commercial subcontracts increased by 2.5% to approximately $5.6 million.  As anticipated, revenue generated from prime government contracts decreased to approximately $0.2 million, as we have transitioned away from being a government prime contractor.”

Mr. Fred added, “2013 first quarter gross margin was affected by adjustments to our long-term programs with Spirit and Boeing. The adjustment for the Spirit program was the result of price reductions given as part of the agreement to increase the program value and extend its life until 2019, while the Boeing adjustment was due to negotiations for program changes. We still expect our gross margin for the 2013 full year to be within our projected range of 25%-27%.”

“Our 2013 first quarter selling, general and administrative (SG&A) expenses as a percent of revenue substantially decreased to 9.4%, as compared to 10.7% in the same period of 2012.  This was mainly due to decreases in accrued officers’ bonus, accounting, legal and other consulting fees.”

Mr. Fred added, “Contract price reductions and other adjustments, although slightly offset by lower SG&A expenses, resulted in an approximately 12.9% decrease in net income in the first quarter of 2013 as compared to first quarter of 2012, however these results were in line with our expectations.  Our operating cash flow, although negative in the first quarter, was also in line with expectations.  We have lowered our accounts payable and accrued expenses by $5.6 million since December 31, 2012 and as the year progresses, we expect that the lowered level of these current liabilities will lead to positive cash flow, as we had projected at the end of 2012.”

Discussing new contract awards, Mr. Fred noted, “The federal budget sequester has resulted in delayed contract decisions by many prime contractors in the aerospace and defense sector, including our customers. As of March 31, 2013, we received approximately $11.5 million of new contract awards, which included approximately $4.5 million of government subcontract awards and approximately $7.0 million of commercial subcontract awards, compared to a total of $31.7 million of new contract awards, of all types, in the same period last year.  This decrease was anticipated and was already reflected in our financial performance expectations for 2013.  Now that sequestration has become a reality and the Company and our customers have more definite information regarding certain key defense programs, we expect new orders for military aircraft to accelerate in the coming months.   We expect to have a solid year for new business from both the military and commercial segments.”

Mr. Fred added, “Our total backlog at March 31, 2013 increased by $28.4 million to approximately $420.3 million as compared to approximately $391.9 million at December 31, 2012.  This increase was attributable to a $42.3 million increase in backlog on commercial programs, offset by a $13.9 million decrease in backlog for military programs.  Funded backlog increased to $81.9 million, at March 31, 2013 from $52.3 million at December 31, 2012, which was predominately the result of a $31.8 million increase in funded backlog on commercial programs.”

Mr. Fred added, “As previously announced, our business was impacted by sequestration and military budget cuts.  For 2013 we continue to expect:

•	Revenue and earnings to be lower than 2012 and more similar to those of 2011.

•	Commercial programs to generate a larger percentage of our overall revenue as compared to 2012.

•	Product shipments to be greater than in 2012, or any other year, as many of our programs have transitioned from development to production.

•
Increased shipments, combined with less spending for startup costs associated with new contracts and a decline in non-recurring expenses on our maturing programs, to result in positive cash flow from operations of approximately $3 million.”

Mr. Fred concluded, “We are well positioned to resume growth in 2014 and beyond. Our new business opportunities remain strong, and we are bidding on larger and more complex contracts, including contracts for large commercial aircraft parts.”

Conference Call
CPI Aero’s President and CEO, Edward J. Fred, and CFO, Vincent Palazzolo, will host a conference call today, Tuesday, May 7, 2013 at 10:00 am ET to discuss third quarter results as well as recent corporate developments. After opening remarks, there will be a question and answer period.  Interested parties may participate in the call by dialing (201) 493-6739.  Please call in 10 minutes before the scheduled time and ask for the CPI Aero call.  The conference call will also be broadcast live over the Internet.  To listen to the live call, please go to www.cpiaero.com and click on the “Investor Relations” section, then click on “Event Calendar”.  Please access the website 15 minutes prior to the call to download and install any necessary audio software.  The conference call will be archived and can be accessed for approximately 90 days.  We suggest listeners use Microsoft Explorer as their browser.

About CPI Aero
CPI Aero is engaged in the contract production of structural aircraft parts for leading prime defense contractors, the U.S. Air Force, and other branches of the armed forces. CPI Aero also acts as a subcontractor to prime aircraft manufacturers in the production of commercial aircraft parts. In conjunction with its assembly operations, CPI Aero provides engineering, technical and program management services. Among the key programs that CPI Aero supplies are the E-2D Advanced Hawkeye surveillance aircraft, the A-10 Thunderbolt attack jet, the Gulfstream G650, the UH-60 BLACK HAWK helicopter, the S-92® helicopter, the MH-60S mine countermeasure helicopter, AH-1Z ZULU attack helicopter, the HondaJet-Advanced Light Jet, the  MH-53 and CH-53 variant helicopters, the C-5A Galaxy cargo jet, the E-3 Sentry AWACS jet, the Embraer Phenom 300 light business jet and the New Cessna Citation X.  CPI Aero is included in the Russell 2000® Index.

The above statements include forward looking statements that involve risks and uncertainties, which are described from time to time in CPI Aero’s SEC reports, including CPI Aero’s Form 10-K for the year ended December 31, 2012.

CPI Aero® is a registered trademark of CPI Aerostructures, Inc.

Contact:

Vincent Palazzolo	Investor Relations Counsel:
Chief Financial	OfficerThe Equity Group Inc.
CPI Aero	Lena Cati
(631) 586-5200	(212) 836-9611
www.cpiaero.com	www.theequitygroup.com

(See Accompanying Tables)

CPI AEROSTRUCTURES, INC.
CONDENSED STATEMENTS OF INCOME
	For the Three Months Ended
	March 31,
	2013	2012
	(Unaudited)
Revenue	$19,927,433	$19,721,095
Cost of sales	15,486,863	14,756,709

Gross profit	4,440,570	4,964,386
Selling, general and administrative expenses	1,877,922	2,104,881
Income from operations	2,562,648	2,859,505
Interest expense	141,372	149,185
Income before provision for income taxes	2,421,276	2,710,320

Provision for income taxes	750,000	791,000

Net income	1,671,276	1,919,320

Other comprehensive income (loss), net of tax
Change in unrealized gain (loss)- interest rate swap	3,711	(25.278)

Comprehensive income	$1,674,987	$1,894,042

Income per common share – basic	$0.20	$0.28

Income per common share – diluted	$0.20	$0.27
Shares used in computing income per common share:
Basic	8,377,654	6,952,910
Diluted	8,447,974	7,228,061

CPI AEROSTRUCTURES, INC.
CONDENSED BALANCE SHEETS

	March 31,	December 31,
	2013	2012
	(Unaudited)	(Audited)
ASSETS
Current Assets:
Cash	$1,260,876	$2,709,803
Accounts receivable, net	10,908,527	6,774,346
Costs and estimated earnings in excess of billings on uncompleted
contracts	110,011,430	108,909,844
Deferred income taxes	526,000	534,000
Prepaid expenses and other current assets	605,767	426,063

Total current assets	123,312,600	119,354,056

Plant and equipment, net	3,038,601	2,907,476
Deferred income taxes	1,008,000	1,001,000
Other assets	108,080	1,620,984
Total Assets	$127,467,281	$124,883,516

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$8,426,740	$13,286,558
Accrued expenses	167,642	943,356
Billings in excess of costs and estimated earnings on uncompleted contracts	310,027	656,853
Current portion of long-term debt	1,083,425	1,100,564
Line of credit	29,950,000	23,450,000
Income tax payable	301,530	106,000
Deferred income taxes	100,000	102,000
Total current liabilities	40,339,364	39,645,331

Long-term debt, net of current portion	2,945,238	3,209,873
Deferred income taxes	852,000	867,000
Other liabilities	574,455	567,113

Total Liabilities	44,711,057	44,289,317

Shareholders’ Equity:
Common stock - $.001 par value; authorized 50,000,000 shares, issued 8,391,954 and 8,371,439 shares, respectively, and
outstanding 8,391,954 and 8,371,439 shares, respectively	8,392	8,371
Additional paid-in capital	50,267,690	49,780,673
Retained earnings	32,517,258	30,845,982
Accumulated other comprehensive loss	(37,116)	(40,827)

Total Shareholders’ Equity	82,756,224	80,594,199
Total Liabilities and Shareholders’ Equity	$127,467,281	$124,883,516
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